Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 17, 2016

Among

APX GROUP, INC., as the Issuer,

the Guarantors party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

7.875% SENIOR SECURED NOTES DUE 2022

This FIRST SUPPLEMENTAL INDENTURE, dated as of August 17, 2016 (this “Supplemental Indenture”), among APX GROUP, INC. (the “Issuer”), as issuer, the Guarantors party hereto (the “Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent are party to an Indenture, dated as of May 26, 2016 (as amended or supplemented, the “Indenture”) relating to the issuance from time to time by the Issuer of senior notes in series;

WHEREAS, pursuant to the Indenture, the Issuer initially issued $500.0 million of its 7.875% Senior Secured Notes due 2022 (the “Initial Notes”);

WHEREAS, Section 9.01(g) of the Indenture provides that the Issuer may provide for the issuance of Additional Notes as permitted by Section 2.01 therein;

WHEREAS, the Issuer wishes to issue an additional $100.0 million of its 7.875% Senior Secured Notes due 2022 as Additional Notes (as defined in the Indenture) under the Indenture (the “Additional Securities”);

WHEREAS, in connection with the issuance of the Additional Securities, the Issuer and the Guarantors have each duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Sections 2.01 and 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee and Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Additional Notes. As of the date hereof, the Issuer will issue the Additional Securities. The Additional Securities issued pursuant to this Supplemental Indenture constitute Additional Notes issued pursuant to Section 2.01 of the Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Indenture. The Additional Securities shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Securities shall be August 17, 2016, and the Additional Notes shall be subject to the Registration Rights Agreement, dated the date hereof, among the Issuer, the Guarantors, and Credit Suisse Securities (USA) LLC as representative of the secured initial purchasers. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Supplemental Indenture shall be $100.0 million.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, AND THE COLLATERAL AGENT (1) AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE ADDITIONAL NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE ADDITIONAL NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

7. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

APX GROUP, INC.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Senior Vice President of Finance and Treasurer

APX GROUP HOLDINGS, INC.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Senior Vice President of Finance and Treasurer

VIVINT, INC.
SMART HOME PROS, INC. VIVINT PURCHASING, LLC AP AL LLC
VIVINT WIRELESS, INC. FARMINGTON IP LLC IPR LLC
SMARTROVE INC. SPACE MONKEY, LLC VIVINT FIREWILD, LLC
313 AVIATION, LLC VIVINT LOUISIANA LLC VIVINT GROUP, INC.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Senior Vice President of Finance and Treasurer

[Signature Pages to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ John T. Needham, Jr.
Name:	John T. Needham, Jr.
Title:	Vice President

[Signature Pages to First Supplemental Indenture]